Exhibit 99.1

NEWS RELEASE For Immediate Release

MEDIA CONTACT:	INVESTOR CONTACT:
Rebecca Fabian	David Williams
Stockheim Media	Vice President and Treasurer
212-490-4825	770-813-6143
rf@stockheim-media.com	David.Williams@AGCOcorp.com
AGCO EXPANDS PARTS BUSINESS WITH ACQUISTION OF
SPAREX HOLDINGS LTD
     DULUTH, GA — November 5 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced that it has agreed to acquire Sparex Holdings Ltd and its trading subsidiaries from Rubicon Partners Industries LLP for £53 million. Sparex is a leading independent, global distributor of accessories and tractor replacement parts serving the agricultural aftermarket. Headquartered in Exeter, United Kingdom, Sparex has operations in 17 countries and exports to over 75 countries. The transaction is expected to close before the end of 2010 once competition authority approval is obtained.
     “Sparex is an excellent fit with AGCO and will allow us to extend our reach in the agricultural aftermarket and provide our customers with an even wider range of products and services,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Sparex will continue to trade as an independent business and market their products through existing channels.”
Safe Harbor Statement
Statements which are not historical facts, including expectations regarding the development of the Sparex brand and the agricultural aftermarket, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include possible declines in demand for products as a result of weather, demand and other conditions that impact farm income, actions by producers of competitive products, and the general risks attendant to acquisitions. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
CHALLENGER · FENDT · MASSEY FERGUSON · VALTRA

About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. Financing is available through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion. Please visit our website at http://www.AGCOcorp.com.
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